Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) effective as of May 17, 2022 (the “Effective Date”), is made by and between Repro Med Systems, Inc. d/b/a KORU Medical Systems, a New York corporation, having its principal place of business at 24 Carpenter Road, Chester, NY 10918 (the “Company”), and Karen Fisher (“Executive”). Reference is made to that certain Amended and Restated Employment Agreement dated as of January 1, 2020 between the Company and Executive (the “Employment Agreement”).

In consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.   Termination Date. Executive’s employment by the Company will terminate at the close of business on June 30, 2022 (the “Termination Date”).

2.   Transition Services. From and after the Effective Date through the Termination Date, Executive shall carry out her current responsibilities as the Company’s Chief Financial Officer, Corporate Secretary and Treasurer. Prior to the Termination Date, Executive shall transition her current responsibilities to such person(s) identified by the Chief Executive Officer and train such person(s) with respect to those responsibilities, including but not limited to providing such person(s) passwords and other information required to access all Company accounts, documents, files, records, systems, processes and other information and property. Prior to the Termination Date, Executive shall spend at least three days each week in the Company’s offices. Following the Termination Date, Company and Executive may discuss issues related to the transition of Executive’s responsibilities at an hourly rate of $250.

3.   Compensation. Subject to Executive’s performance under Section 2 of this Agreement to the reasonable satisfaction of the Company, Executive shall receive (i) her current annual base salary and benefits through the Termination Date; (ii) the severance and benefits described in Section 5(b) of the Employment Agreement, on the terms and conditions set forth therein; and (iii) an additional $60,000, less applicable taxes and other required deductions, paid within 5 business days following the filing with the Securities and Exchange Commission of the Company’s Form 10-Q for the quarter ended June 30, 2022.

4.   Confidentiality. Executive specifically represents and agrees that, except as expressly provided in this Section 4 or as permitted in writing by the Chief Executive Officer, Executive will not disclose to any person or entity the existence, terms or subject matter of this Agreement or the fact or nature of the benefits provided under this Agreement, unless the same has been previously publicly disclosed by the Company. Executive acknowledges that the existence, terms and subject matter of this Agreement constitute “material non-public information” of the Company. Notwithstanding the foregoing, Executive may disclose the existence, terms, and subject matter of this Agreement to Executive’s accountants and attorneys acting in their capacities as such, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement.

5.   Employment Agreement. The Employment Agreement shall remain in full force and effect in accordance with its terms, including but not limited to Sections 2, 7, 8 and 9. Any payments or other benefits to Executive hereunder shall be contingent upon Executive’s execution of a General Release of Claims in substantially the form attached hereto as Exhibit A.

6.   Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of applicable principles of conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

7.   Further Assurances. The Company and Executive shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, whether before or after the Termination Date, including, without limitation, executing and delivering additional agreements, certificates, instruments and other documents.

8.   Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

REPRO MED SYSTEMS, INC.

By: /s/ Linda Tharby

Name: Linda Tharby

Title: Chief Executive Officer

Executive:

/s/ Karen Fisher

Karen Fisher